Superior TeleCom, Inc.

150 Interstate North Parkway

Suite 110

Atlanta, GA 30339-2101

February 18, 2002

Ladies and Gentlemen:

This letter is written to meet the requirements of Regulation S-K calling for a letter from a registrant’s independent accountants whenever there has been a change in accounting principle or practice.

In the fourth quarter of 2001, the Company changed the number of last-in, first-out (“LIFO”) pools that it uses to segregate its inventory for the purpose of calculating its LIFO inventory from three pools to five pools.  The change created two separate pools for the copper component of inventories in the United States and Mexico, respectively.  According to the management of the Company, this change was made to more accurately reflect the cost of its products in accordance with the LIFO approach as the change in prices of copper do not mirror the changes in prices of the other components of its inventory.  In addition, the change in mix of copper and the other components of inventory has an effect on the overall LIFO results under the previous method and this fluctuation will be eliminated under the new more detailed approach.

A complete coordinated set of financial and reporting standards for determining the preferability of accounting principles among acceptable alternative principles has not been established by the accounting profession.  Thus, we cannot make an objective determination of whether the change in accounting described in the preceding paragraph is to a preferable method.  However, we have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion stated below is based on our determination made in this manner.

We are of the opinion that the Company’s change in method of accounting is to an acceptable alternative method of accounting, which, based upon the reasons stated for the change and our discussions with you, is also preferable under the circumstances in this particular case.  In arriving at this opinion, we have relied on the business judgment and business planning of your management.

Very truly yours,

/s/ Arthur Andersen